Exhibit 10.1
AGREEMENT
This Agreement is entered into effective as of May 9, 2011, by and between Kathleen A. Henkel, having an address at 100 Galion Way, Tamiment, PA 18371 (herein referred to as “you” or “your”) and MetLife, Inc., a Delaware corporation, (herein referred to as “MetLife, Inc.,” “we,” or “our”) having an address at 1095 Avenue of the Americas, New York, New York, on the following terms and conditions:
In order to effectively provide for a smooth and orderly transition on all matters to your successor head of Human Resources, your employment with MetLife Group, Inc. will continue on the following terms.
I. Assignment Duration: May 9, 2011 through March 31, 2012, or earlier as provided in Section V or in the event of your death (the “Assignment Duration”). Each of the terms described in Sections II through IV will apply during the Assignment Duration. Your employment with MetLife Group, Inc. will end at the conclusion of the Assignment Duration.
II. Responsibilities:
At the request of any of the Chief Executive Officer, Chairman, or head of Human Resources (acting or otherwise) of MetLife, Inc. (the “Contact Officers”), you will provide information and advice to the Contact Officers regarding MetLife Human Resources matters or other matters as reasonably requested by the Contact Officers.
III. Reporting Relationships and Non-Officer Status:
In accepting this new position, you will continue to report directly to the CEO (or otherwise as he directs). As of May 9, 2011, you will no longer be a member of the Executive Group. As of May 31, 2011, you will no longer be an officer or director of MetLife, Inc., Metropolitan Life Insurance Company, MetLife Group, Inc. or any other affiliate of MetLife, Inc. (together, for purpose of each use of the term in this letter, “MetLife”), or a trustee or fiduciary of any trust or benefit plan associated with MetLife, or a representative of MetLife on any committees or other associations. As such, your resignation from each such position you held as of May 9, 2011 (other than member of the Executive Group) will be effective May 31, 2011.
You agree to be bound to the same duties of loyalty and confidentiality to MetLife as applied to you as Executive Vice President of MetLife, Inc. MetLife, Inc. will indemnify and hold you harmless from any and all claims arising out of or in connection with any service or advice that you provide in connection with this agreement, including but not limited to attorneys fees and costs, to the same extent as it indemnifies and holds harmless its officers under its bylaws.
MetLife will make administrative support, including a secretary, available to you when and as needed to perform your MetLife duties. MetLife will provide you the use of a MetLife car and driver through May 31, 2011.
Any of your MetLife business expenses will continue to be submitted for approval under MetLife’s normal expense reimbursement policies through MetLife’s Chief Accounting Officer.
Your MetLife e-mail account and phone number will continue, subject to the same MetLife technology policies as applicable to other employees.

MetLife will provide you office space for your use to perform your MetLife duties on the 41st floor at 1095 Avenue of the Americas, New York, New York, through May 31, 2011.
MetLife will provide you office space to perform your MetLife duties at a MetLife location in New York City from June 1 through June 30, 2011. During this period, you will work at the office provided to you to the extent any of the Contact Officers reasonably requests, or otherwise at your residence. You will have the availability of a car service from MetLife during the month of June, 2011, to the extent required by you to perform services for MetLife. Car service arrangements should be made by your administrative assistant.
Beginning July 1, 2011 and for the remainder of the Assignment Duration, you will work from your residence, except as requested by any of the Contact Officers. During this period, we will provide 24 hour advance notice of any requirement for you to work at a MetLife office and provide transportation to and from that office. We will also make reasonable accommodations or delays of requests for you to work at a MetLife office in the case of any prior personal engagements at the time of our request or during the period we ask you to work at a MetLife office, e.g., your being on or scheduled to take a personal trip away from home.
You will not be employed by, serve as an officer of, or provide services in any capacity to any employer or business entity other than MetLife. You may, however, serve non-profit charities in any capacity or serve as an independent, non-employee director of a business or non-profit charity.
IV. Remuneration:
Your annual base salary will continue at a rate of $400,000 (less applicable withholding for taxes and other required items).
Assuming that you remain employed through March 15, 2012, you will be eligible to receive annual cash and long-term stock-based incentive awards in 2012 at the discretion of the MetLife, Inc. Compensation Committee (the “Committee”). Assuming also that you meet or exceed the CEO’s reasonable performance expectations during the Assignment Duration, determined by him in good faith, and all aspects of MetLife’s financial performance are at least at the level called for by MetLife, Inc.’ s 2011 business plan (which determination shall be made in February, 2012), MetLife management will recommend to the Committee that you be paid an annual cash incentive award of $650,000 and long-term stock-based awards with a compensation valuation of approximately $866,700 (less withholding for taxes and other required items) in 2012, using the same compensation valuation methodology to determine the number of stock options, performance shares, or other type of awards as we generally use for MetLife, Inc. executives’ awards at that time.
While you remain an employee of MetLife Group, Inc., you will be eligible for employee benefits subject to the terms of the applicable MetLife employee benefit plans.

V. Mutual Non-Disparagement:
You agree that during the Assignment Duration you will not make statements that damage, disparage or otherwise diminish the reputation and business of MetLife and its officers, directors and employees. MetLife, Inc. agrees to require its officers during the Assignment Duration not to make statements at any time that damage, disparage or otherwise diminish your reputation or business interests. Statements made verbally, in writing, or electronically are covered by this agreement. Either you or MetLife, Inc. may make truthful statements that are compelled by a court of law or otherwise authorized pursuant to legal or administrative process without violating this agreement.
If we believe that you have violated your non-disparagement obligations under this agreement, we will provide you with written notice including specific information about the content and context of the statement we believe that you made. You will have fifteen (15) business days to respond in writing to the notice, which you may do by replying to the MetLife representative who sent you the notice. We will consider your reply and provide you with our written response to it within fifteen (15) business days, at and after which time we may provide you with written notice of termination the Assignment Duration due to your violation of your non-disparagement obligations.
Any notice to you may be delivered to your address stated above (or another address, if you notify us of a change to your address) or to an e-mail address you have used to communicate to us during the Assignment Duration. Any notice to us may be delivered to the MetLife address of the MetLife representative who sent you the notice to which you are responding, or to that representative’s e-mail address. Any notice delivered electronically will be considered made on the date of transmission (absent evidence of delivery failure), and any notice delivered in hard copy will be considered made by the party sending it as of date provided to common courier for overnight delivery to the other party, but with the response date by the party receiving it determined by the date of actual receipt by the individual to whom it was addressed.
VI. Miscellaneous:
This letter includes all of the terms of your employment during the Assignment Duration, and no other agreements, promises, or statements, oral or written, will survive or apply. Your Agreement to Protect Corporate Property will also remain in effect. The terms of this letter will be governed by New York law without regard to choice of law principles. In the event that any of the terms of this letter are held invalid or unenforceable, the rest of the terms of this letter will remain valid and enforceable. This letter can not be amended except by a written document signed by you and an officer of MetLife, Inc.
This Agreement is subject to review by the Committee, and the Committee’s approval is a condition of its continuing in effect on and after June 30, 2011.
IN WITNESS WHEREOF, the parties have executed this Agreement as the date first written above.
MetLife, Inc.

/s/ Steven A. Kandarian	/s/ Kathleen A. Henkel

By: Steven A. Kandarian	Kathleen A. Henkel
President and Chief Executive Officer

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